Exhibit 99

Eaton Reports Record Quarterly Sales And Profits, With Sales Up 32 Percent And Profits Up 35 Percent Over Second Quarter Of 2007

CLEVELAND--(BUSINESS WIRE)--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $2.03 for the second quarter of 2008, 24 percent above the second quarter of 2007 and a quarterly record. Sales in the quarter were $4.28 billion, 32 percent above the second quarter of 2007 and also a quarterly record. Net income was a record $333 million compared to $246 million in 2007, an increase of 35 percent.

Net income in both periods included charges for integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the second quarter of 2008 were $2.10 compared to $1.70 per share in 2007, an increase of 24 percent, and operating earnings for the second quarter of 2008 were $344 million compared to $255 million in 2007, an increase of 35 percent.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our businesses performed extremely well in the second quarter, generating strong sales growth and record profits. We were able to achieve these results despite the nearly 40 percent rise in oil prices during the quarter, which caused significant turmoil in our transportation-related end markets. With 20 percent of our revenue from emerging countries and with continued strength in many of our product markets, we believe we are well-positioned to deal with the reduced growth outlook for the U.S. and European economies caused by higher fuel prices.

“Sales growth in the second quarter of 32 percent consisted of 19 percent from acquisitions, 8 percent from organic growth, and 5 percent from exchange rates,” said Cutler. “We outgrew our end markets by 2 percentage points, as our end markets grew 6 percent in the quarter.

“Our segment operating margin of 13.3 percent, an increase of 0.4 percentage points over the second quarter of 2007, provides further evidence of the effectiveness of Eaton’s diversification strategy and of our demonstrated ability to manage through an environment of rising commodity prices,” said Cutler. “It is also worth noting that 45 percent of our overall segment operating profits were earned by our Electrical segment, reflecting the impact of our recent acquisitions and end markets which are continuing to grow solidly.

“Offsetting our end markets which were adversely impacted by the rapid increase in oil prices, we were able to begin implementation in the second quarter of a tax project we had worked on for some time to consolidate various legal entities,” said Cutler. “As a result, we were able to achieve a tax rate in the second quarter of 2008 very similar to the tax rate in the second quarter of 2007. In addition, the tax consolidation project will also benefit earnings in future years.

“We completed three major financings in the second quarter,” said Cutler. “We sold 18.7 million shares in late April, raising $1.52 billion; we issued $750 million of five- and ten-year term debt in mid May; and we replaced an expiring $300 million backup line of credit with a new $500 million five-year backup line. These actions allowed us to finish the second quarter with our debt ratios about the same as those prior to completing the Phoenixtec and Moeller acquisitions.

“Our operating cash flow for the quarter was $376 million,” said Cutler. “Our growth in sales from May to June was 9 percent, requiring additional working capital to fund the receivables created by the increased sales. We made solid progress during the quarter on working capital efficiency and expect continued improvements over the balance of the year.

“As we survey our end markets, the year is shaping up to be slightly weaker than our initial forecast due principally to the impact of higher oil prices in several of our end markets,” said Cutler. “We now anticipate our overall end markets to grow at 3 percent, 1 percentage point lower than our prior forecast. We see growth in our U.S. markets at 1 percent compared to our prior estimate of 2 percent, while our non-U.S. markets are expected to grow 5 percent compared to our prior estimate of 6 percent.

“We anticipate net income per share for the third quarter of 2008 to be between $1.75 and $1.85,” said Cutler. “Operating earnings per share, which exclude charges to integrate our recent acquisitions, are anticipated to be between $1.90 and $2.00 in the third quarter of 2008.

“For the full year, due to the reduction in our expectations for market growth we are reducing the midpoint of our guidance by $.20 for both net income per share and operating earnings per share. In addition, since the uncertainty around our financing of Moeller and Phoenixtec has now been resolved, we are narrowing our range of guidance. Accordingly, we now anticipate 2008 net income per share of between $7.20 and $7.50, and 2008 operating earnings per share of between $7.70 and $8.00,” said Cutler. “Based on this guidance, our operating earnings per share in 2008 are expected to grow between 12 percent and 16 percent over 2007.”

Business Segment Results

Second quarter sales for the Electrical segment were a record $1.94 billion, up 67 percent over 2007. Adjusted for acquisitions, sales grew 14 percent, split between 12 percent organic growth and 2 percent from foreign exchange.

Operating profits in the second quarter were $250 million. Excluding acquisition integration charges of $7 million during the quarter, operating profits were $257 million, up 82 percent from results in 2007.

“End markets for our Electrical business grew approximately 5 percent during the second quarter,” said Cutler. “U.S. markets, which make up 40 percent of our electrical sales, grew just under 5 percent in the quarter, and non-U.S. markets grew 5 1/2 percent in the quarter. In addition, our operating margins expanded to a record 13.3 percent, up 1.1 percentage points over the second quarter of 2007.

“Our bookings in the Electrical segment, adjusted for foreign exchange and acquisitions, grew 11 percent over the second quarter of 2007,” said Cutler. “June was particularly strong, with orders increasing 15 percent over June of 2007.

“We now expect growth in our Electrical markets for all of 2008 to be 5 percent,” said Cutler.

“We were pleased to close the Moeller acquisition in early April,” said Cutler. “So far, sales and margins at both Moeller and Phoenixtec have exceeded our expectations.

“We received several significant orders during the second quarter, reflecting in part our ability to provide a more comprehensive set of products and services to customers,” said Cutler. “A good example of this is a new contract awarded us by the Federal Aviation Administration for a variety of power quality equipment. The contract is expected to total $40 million over the next 10 years.”

Hydraulics segment sales were a record $695 million, up 12 percent compared to the second quarter of 2007. Global hydraulics markets were up 6 percent in the quarter, with non-U.S. markets up 7 percent while U.S. markets were up 4 percent.

Operating profits in the second quarter were $92 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits totaled $93 million, an increase of 31 percent over the second quarter of 2007.

“The hydraulics markets in the second quarter were stronger than expected due principally to strong demand worldwide for agricultural, mining and oilfield equipment,” said Cutler. “We believe these markets will continue to drive strong demand for hydraulic equipment, and as a result, we now believe the global hydraulics markets for 2008 will grow 3 percent versus our prior estimate of 2 percent growth.

“In June, we received a commitment from PACCAR’s Peterbilt Motors to purchase 75 units of our new Hydraulic Launch Assist hybrid technology for commercial refuse truck applications later this year and an additional 180 units next year,” said Cutler. “In testing, the HLA-equipped refuse trucks have demonstrated a fuel savings of up to 25 percent during a typical duty cycle and a significant reduction in brake service costs. Commercial availability of the system is planned for later this year.”

Aerospace segment sales were a record $466 million, 15 percent above the second quarter of 2007. Aerospace markets grew just under 7 percent compared to the second quarter of 2007.

Operating profits in the second quarter were $69 million. Excluding acquisition integration charges of $6 million during the quarter, operating profits were $75 million, an increase of 17 percent compared to a year earlier.

“We anticipate the global aerospace market will grow 6 percent in 2008, slightly weaker than our expectations at the end of the first quarter as a result of the reduction in commercial aftermarket volume due to fleet adjustments initiated to deal with higher fuel prices,” said Cutler.

“Our aerospace business signed several new contracts during the quarter,” said Cutler. “Of the $160 million in expected revenue from new contracts, $100 million is from Eaton’s selection as the fuel system supplier for the new Cessna Citation Columbus business jet.”

The Truck segment posted sales of $625 million in the second quarter, up 26 percent compared to 2007. Truck markets in the second quarter were up 16 percent, with U.S. markets up 13 percent and non-U.S. markets up 19 percent.

“Second quarter production of NAFTA heavy-duty trucks totaled 57,000 units, an increase of 7,000 units from the first quarter of 2008. We expect production in the third quarter to be slightly weaker than the second quarter and then improve in the fourth quarter. As a result, for the full year, we now expect NAFTA Class 8 production to be 215,000 units,” said Cutler.

Operating profits in the second quarter were $94 million, an increase of 25 percent over 2007.

“Our Truck business continues to significantly benefit from our strong position in non-U.S. markets, particularly Brazil,” said Cutler. “Despite the reduced outlook for NAFTA truck production, our strength in international markets should allow our Truck business to post a strong second half.”

The Automotive segment posted second quarter sales of $554 million, down 2 percent from the second quarter of 2007. Global automotive markets were down 3 percent with U.S. markets down 16 percent and non-U.S. markets up 6 percent.

Operating profits were $51 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits were $52 million, down 25 percent from 2007.

“The automotive market in the U.S. dropped markedly in the second quarter in response to the drastic increase in fuel prices,” said Cutler. “In addition, the strike at a major U.S. automotive supplier was not fully resolved until very late in the quarter, further reducing automotive production in the U.S. Given all of these headwinds, we are pleased at the strong performance in the quarter, reflecting our leading positions in technologies focused on improving fuel economy and reducing emissions.”

Eaton Corporation is a diversified power management company with 2007 sales of $13 billion. Eaton is a global technology leader in electrical systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has 81,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via the microphone on the right side of Eaton’s home page. This news release can be accessed under its headline on the home page.

This news release contains forward-looking statements concerning the third quarter 2008 and full year 2008 net income per share and operating earnings per share, our worldwide markets, our growth in relation to end markets, and our growth from acquisitions. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and six months ended June 30, 2008 are available on the company’s Web site, www.eaton.com.

Eaton Corporation
Comparative Financial Summary

(Millions except for per share data)	Three months ended June 30		Six months ended June 30
	2008	2007	2008	2007
Continuing operations
Net sales	$4,279	$3,248	$7,775	$6,361
Income before income taxes	354	256	640	519
Income after income taxes	$333	$240	$577	$469
Income from discontinued operations		6	3	11
Net income	$333	$246	$580	$480

Net income per Common Share assuming dilution
Continuing operations	$2.03	$1.60	$3.68	$3.12
Discontinued operations		.04	.01	.08
	$2.03	$1.64	$3.69	$3.20
Average number of Common Shares outstanding assuming dilution	163.6	150.3	157.1	150.1

Net income per Common Share basic
Continuing operations	$2.07	$1.63	$3.74	$3.18
Discontinued operations		.04	.01	.08
	$2.07	$1.67	$3.75	$3.26
Average number of Common Shares outstanding basic	161.2	147.4	154.5	147.4

Cash dividends paid per Common Share	$.50	$.43	$1.00	$.86

Reconciliation of net income to operating earnings
Net income	$333	$246	$580	$480
Excluding acquisition integration charges (after-tax)	11	9	20	18
Operating earnings	$344	$255	$600	$498

Net income per Common Share assuming dilution	$2.03	$1.64	$3.69	$3.20
Per share impact of acquisition integration charges (after-tax)	.07	.06	.13	.12
Operating earnings per Common Share	$2.10	$1.70	$3.82	$3.32

See accompanying notes.

Eaton Corporation
Statements of Consolidated Income

(Millions except for per share data)	Three months ended June 30		Six months ended June 30
	2008	2007	2008	2007
Net sales	$4,279	$3,248	$7,775	$6,361

Cost of products sold	3,069	2,346	5,601	4,573
Selling & administrative expense	704	528	1,256	1,035
Research & development expense	111	85	200	165
Interest expense-net	44	41	82	71
Other (income) expense-net	(3)	(8)	(4)	(2)
Income from continuing operations before income taxes	354	256	640	519
Income taxes	21	16	63	50
Income from continuing operations	333	240	577	469
Income from discontinued operations		6	3	11
Net income	$333	$246	$580	$480

Net income per Common Share assuming dilution
Continuing operations	$2.03	$1.60	$3.68	$3.12
Discontinued operations		.04	.01	.08
	$2.03	$1.64	$3.69	$3.20
Average number of Common Shares outstanding assuming dilution	163.6	150.3	157.1	150.1

Net income per Common Share basic
Continuing operations	$2.07	$1.63	$3.74	$3.18
Discontinued operations		.04	.01	.08
	$2.07	$1.67	$3.75	$3.26
Average number of Common Shares outstanding basic	161.2	147.4	154.5	147.4

Cash dividends paid per Common Share	$.50	$.43	$1.00	$.86

See accompanying notes.

Eaton Corporation
Business Segment Information

	Three months ended		Six months ended
(Millions)	June 30		June 30
	2008	2007	2008	2007
Net sales
Electrical	$1,939	$1,158	$3,243	$2,242
Hydraulics	695	619	1,352	1,193
Aerospace	466	407	896	757
Truck	625	498	1,192	1,074
Automotive	554	566	1,092	1,095
	$4,279	$3,248	$7,775	$6,361

Operating profit
Electrical	$250	$139	$410	$259
Hydraulics	92	68	170	134
Aerospace	69	55	132	100
Truck	94	75	179	182
Automotive	51	69	97	132

Corporate
Amortization of intangible assets	(42)	(19)	(67)	(35)
Interest expense-net	(44)	(41)	(82)	(71)
Minority interest	(4)	(3)	(7)	(5)
Pension & other postretirement benefit expense	(35)	(43)	(73)	(81)
Stock option expense	(8)	(7)	(15)	(14)
Other corporate expense–net	(69)	(37)	(104)	(82)
Income from continuing operations before income taxes	354	256	640	519
Income taxes	21	16	63	50
Income from continuing operations	333	240	577	469
Income from discontinued operations		6	3	11
Net income	$333	$246	$580	$480

See accompanying notes.

Eaton Corporation
Condensed Consolidated Balance Sheets

	June 30,	December 31,
(Millions)	2008	2007

ASSETS
Current assets
Cash	$219	$142
Short-term investments	499	504
Accounts receivable	3,029	2,208
Inventories	1,844	1,483
Deferred income taxes & other current assets	472	430
	6,063	4,767

Property, plant & equipment-net	2,699	2,333
Goodwill	6,181	3,982
Other intangible assets	2,047	1,557
Deferred income taxes & other assets	933	791
	$17,923	$13,430

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$1,341	$825
Current portion of long-term debt	148	160
Accounts payable	1,468	1,170
Accrued compensation	378	355
Other current liabilities	1,340	1,149
	4,675	3,659

Long-term debt	3,155	2,432
Pension liabilities	946	681
Other postretirement liabilities	767	772
Other long-term liabilities & deferred income taxes	986	714
Shareholders' equity	7,394	5,172
	$17,923	$13,430

See accompanying notes.

Eaton Corporation

Notes to the Second Quarter 2008 Earnings Release

Dollars in millions, except for per share data (per share data assume dilution)

Acquisitions of Businesses

In 2008 and 2007, Eaton acquired certain businesses in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of these transactions follows:

Acquired business	Date of acquisition	Business segment	Annual sales
The Moeller Group A Germany-based supplier of electrical components for commercial and residential building applications, and industrial controls for industrial equipment applications	April 4, 2008	Electrical	€1.02 billion for 2007

Balmen Electronic, S.L. A Spain-based distributor and service provider of uninterruptible power supply (UPS) systems	March 31, 2008	Electrical	$6 for 2007

Phoenixtec Power Company Ltd. A Taiwan-based manufacturer of single and three-phase uninterruptible power supply (UPS) systems	February 26, 2008	Electrical	$515 for 2007

Arrow Hose & Tubing Inc. A Canada-based manufacturer of thermoplastic hose and tubing for the industrial, food and beverage, and agricultural markets	November 8, 2007	Hydraulics	$12 for 2006

MGE small systems UPS
business from Schneider
Electric
  A France-based global
 provider of power quality
 solutions including
 uninterruptible power
  supply (UPS) systems,
 power distribution units,
 static transfer switches
 and surge suppressors

	October 31, 2007	Electrical	$245 for the year ended Sept. 30, 2007

Babco Electric Group A Canada-based manufacturer of specialty low- and medium-voltage switchgear and electrical housings for use in the Canadian oil and gas industry and other harsh environments	October 19, 2007	Electrical	$11 for the year ended April 30, 2007

Pulizzi Engineering A U.S. manufacturer of alternating current (AC) power distribution, AC power sequencing, redundant power and remote-reboot power management systems	June 19, 2007	Electrical	$12 for 2006

Technology and related assets of SMC Electrical Products, Inc.’s industrial medium-voltage adjustable frequency drive business	May 18, 2007	Electrical	None

Fuel components division of Saturn Electronics & Engineering, Inc. A U.S. designer and manufacturer of fuel containment and shutoff valves, emissions control valves and specialty actuators	May 2, 2007	Automotive	$28 for 2006

Aphel Technologies Limited A U.K.-based global supplier of high density, fault-tolerant power distribution solutions for datacenters, technical offices, laboratories and retail environments	April 5, 2007	Electrical	$12 for 2006

Argo-Tech Corporation
  A U.S.-based manufacturer
 of high-performance
 aerospace engine fuel
 pumps and systems,
 airframe fuel pumps and
 systems, and ground
 fueling systems for
 commercial and military
 aerospace markets

	March 16, 2007	Aerospace	$206 for 2006

Power Protection Business of Power Products Ltd. A Czech Republic distributor and service provider of Powerware® products and other uninterruptible power supply (UPS) systems	February 7, 2007	Electrical	$3 for 2006

Acquisition Integration Charges

In 2008 and 2007, Eaton incurred charges related to the integration of acquired businesses. These charges, which consisted of plant consolidations and integration, were recorded as expense as incurred. A summary of these charges follows:

	Three months ended June 30
	Acquisition integration charges		Operating profit as reported		Operating profit before acquisition integration charges
	2008	2007	2008	2007	2008	2007

Electrical	$7	$2	$250	$139	$257	$141
Hydraulics	1	3	92	68	93	71
Aerospace	6	9	69	55	75	64
Truck			94	75	94	75
Automotive	1		51	69	52	69
Corporate	2
Pretax charges	$17	$14	$556	$406	$571	$420
After-tax charges	$11	$9
Per Common Share	$.07	$.06

	Six months ended June 30
	Acquisition integration charges		Operating profit as reported		Operating profit before acquisition integration charges
	2008	2007	2008	2007	2008	2007

Electrical	$10	$4	$410	$259	$420	$263
Hydraulics	3	7	170	134	173	141
Aerospace	13	16	132	100	145	116
Truck			179	182	179	182
Automotive	2		97	132	99	132
Corporate	2
Pretax charges	$30	$27	$988	$807	$1,016	$834
After-tax charges	$20	$18
Per Common Share	$.13	$.12

Charges in 2008 related to the integration of primarily the following acquisitions: in the Electrical segment, Moeller, Phoenixtec, the MGE small systems UPS business, and Senyuan; in the Hydraulics segment, Ronningen-Petter, Synflex and Hayward; in the Aerospace segment, Argo-Tech, PerkinElmer and Cobham; and in the Automotive segment, Saturn.

Charges in 2007 related to the integration of primarily the following acquisitions: in the Electrical segment, Senyuan and Powerware; in the Hydraulics segment, Synflex, Hayward and Walterscheid; and in the Aerospace segment, PerkinElmer and Cobham.

The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Income Taxes

The effective income tax rates for continuing operations for the second quarter and the first half of 2008 were 6.1% and 9.8%, respectively, compared to 6.5% and 9.6% for the same periods in 2007. The income tax rate for the second quarter of 2008 was affected by actions taken to consolidate various legal entities, thereby reducing taxes by $33.

Financing of the Acquisitions of Phoenixtec & The Moeller Group

In February 2008, Eaton borrowed $250 under a 364-day $3.0 billion revolving credit agreement to partially finance the acquisition of Phoenixtec. In April 2008, Eaton borrowed €1.33 billion under the revolving credit agreement to finance the acquisition of Moeller.

In April and May 2008, Eaton sold 18.678 million of its Common Shares in a public offering, resulting in net cash proceeds of $1.52 billion. In May 2008, Eaton issued $300 of 4.9% notes due in 2013 and $450 of 5.6% notes due in 2018. The cash proceeds from the sale of the Common Shares and from the issuance of the notes were used to repay borrowings incurred to fund the acquisitions of Phoenixtec and Moeller, and to repay commercial paper issued under the backstop provided by the $3.0 billion revolving credit agreement. Subsequently, in May 2008 Eaton elected to terminate the $3.0 billion revolving credit agreement.

Reconciliation of Financial Measures

This earnings release discloses operating earnings, operating earnings per Common Share, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

CONTACT:
Eaton Corporation
Kelly Jasko, 216-523-5304
kellymjasko@eaton.com
or
William Hartman, 216-523-4501